Exhibit 99.1
NYSE MKT Extends India Globalization Capital Compliance Plan Period
BETHESDA, MD--(GlobeNewsWire – April 21, 2017) – India Globalization Capital Inc. (NYSE MKT: IGC) announces that on April 20, 2017 it received notice from NYSE MKT LLC (“the Exchange”) that it has accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards.

The Exchange also confirmed that the Company has made a reasonable demonstration of its ability to regain compliance with Section 704 of the Company Guide which addresses holding an annual meeting of its stockholders. The Exchange granted the Company an extension until October 16, 2017 to regain compliance with Section 704. Failure to make progress consistent with the “Plan of Compliance” or to regain compliance with the continued listing standards by the end of the applicable extension period could result in the Company’s shares being delisted from the Exchange.

The Company is diligent in its effort to ensure compliance with Exchange requirements within the period granted, subject to periodic review by the Exchange.

About IGC
India Globalization Capital is engaged in the development of cannabis-based therapies to treat pain, PTSD, seizures, cachexia, chronic and terminal neurological and oncological diagnoses, and other life altering conditions.  In support of this mission, IGC has assembled a portfolio of patent filings for its phytocannabinoid-based treatments. The company is based in Bethesda, Maryland.

For more information visit www.igcinc.us

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Forward-looking Statements

Please see forward-looking statements as discussed in detail in IGC's Form 10-K for fiscal year ended March 31, 2016, and in subsequent reports filed with the U.S. Securities and Exchange Commission.
Contact Info:
Claudia Grimaldi
301-983-0998